Exhibit 11.1
Code of Ethics and Conduct of Grupo UOL

Grupo UOL is the largest Brazilian group of content, technology, services and electronic payment means, and it is comprised by four large business units:
•UOL Conteúdo e Serviços (Content and Services): incorporated in 1996, UOL’s website is a leading website in the Brazilian Internet, and it offers over 1,000 channels of journalism, information, entertainment and services. With coverage of 92% of the Brazilian Internet, UOL’s homepage receives over 110 million unique visitors per month. UOL CS also offers solutions for electronic media, security products and convenience, Wifi connection, entertainment, among others.
•PagSeguro PagBank: offers all-in-one solutions for online and in-person payments (mobile and POS) for all payment means (credit and debit cards and meal vouchers), in addition to free electronic accounts which allow for the payment of bills, cellphone top-up, salary portability, and sending and receiving wire transfers (TEDs).
•Compasso UOL: offers all-in-one IT outsourcing solutions for large companies.
•UOL EdTech: platform with e-learning solutions.
The Code of Ethics and Conduct of Grupo UOL sets forth how the professional activities shall be performed, and it must be acknowledged and complied with by all employees with respect to their roles. It is comprised by the following items:

1. Mission, View, Values.
2. Personal conduct.
3. Company’s property protection.
4. Behavior in business.
5. Behavior on social media.
6. Code of ethics for journalists.
7. Conduct in negotiations related to investment activities.
8. Situations where questions may arise.
9. Liability for compliance with the Code of Ethics and Conduct of Grupo UOL.
10. Questions and whistleblowing.
1. Mission, View and Values

GRUPO UOL
Mission

To offer the best electronic products and services to Internet users and clients to make people’s and company’s daily lives easier.

View

To become the largest Internet and electronic services company in Brazil, through a modern and profitable group of companies and business units.
Values
- Economic independence, in a way to generate value to the shareholders.
- Publishing independence.
- Ethics.
- Simplicity, relevance and ease of use of our products and services.
- Compliance with privacy, protection and security for users and clients.

- Commitment with innovation, in a way to improve user experience and anticipate their needs.
- Commitment with the client.
- Excellence in the provision of services.
- Result-oriented.
- Promptness.
- Appreciation of our team of professionals.

In addition to the general Mission, View and Values of Grupo UOL, the companies and business units comprising the Group also follow specific instructions:

a) PagSeguro/PagBank (payment means and financial services):

To develop disruptive products in order to make financial services more accessible in Brazil, offering a full electronic system to merchants and consumers that is simple, mobile-first, secure and accessible.

b) UOL Conteúdo e Serviços (UOL CS):
•Content: to produce content with credibility, transparency, innovation, quality, and speed, based on the publishing principles of Grupo UOL (independence, critical mind, pluralism and nonpartisanship);
•Products and services: to offer the best products and services online to the users and clients, individuals or legal entities (advertisement, online stores, content subscription, chat, e-mail, anti-virus, technical assistance, backup, etc.).
c) Compasso UOL:
•Values:
- people appreciation;
- knowledge in order to create value;
- transparency in order to generate trust;
- sustainable growth in order to generate success.
•Mission: to create electronic experiences enabling the growth of our clients.
d) UOL EdTech:
•Mission: To transform people's learning process throughout their lives by using educational technologies and promoting online learning experiences with quality.
•View: To become one of the lead Edtech (education technology) companies in the world.
•Values:
- To care for people and work.
- To seek excellence in details, procedures, products and services.
- To be tech-driven at work and seek innovation.
- To be a part of work, teams and solutions ecosystems.
- To be in the leading position, going beyond what is conventional and inspiring the market.
2. Personal conduct

The image of Grupo UOL as for its ethical conduct must be preserved by its employees under any circumstances. In order to achieve that, all employees must act according to the highest ethical standards, practicing a continuous responsible judgment in negotiations and resolutions. All employees must treat clients, suppliers, competitors and employees of the Company in a balanced and ethical way.

2.1. Work environment

- Grupo UOL offers a sound and safe environment that promotes professional development and production. Mobbing, sexual harassment, any kind of discrimination or prejudice, such as based on race, skin color, religion, gender, etc., is not permitted.

- Employees shall interact based on cooperation and respect towards coworkers, as well as clients, vendors, partners, etc.
- Employees shall not, under any circumstance, use their position, title or information from companies of Grupo UOL in a way to pressure or influence decisions to the benefit of their own private interests, or to the benefit of suppliers, clients, partners, etc.
- Employees shall not use data, information or intellectual property of the company or partners, except upon consent and within the strict performance of their duties, always respecting the authors of ideas, projects, etc.
- Managers shall watch over relationships in the work environment, making sure they are always based on professionalism and respect towards other employees. They shall also make all internal promotion and management criteria clear, based on individual/joint performance and meritocracy.
- Managers shall promote the Company’s view and values, in a way to transmit them in a clear manner to the team and to align the performance of the team to the corporate goals.

2.2. Click here to see information on mobbing and sexual harassment.

3. Company’s property protection.

3.1. All employees are responsible for the physical integrity of the facilities and assets of Grupo UOL’s companies, as well as to ensure their proper and effective use, at all times for professional purposes and pursuant to the law. Such assets include, among others, real estate and securities, machinery and equipment, systems, financial resources, supplies, information, data bank, copyrights, patents, etc.

3.2 Information security: all employees must keep confidential all information provided by Grupo UOL, except when the disclosure is expressly authorized. Read our Information Security Policy.

3.3. Participation in external events (in Brazil or abroad): all employees must be aware of the Policy for employee participation in external events (in Brazil or abroad), which establishes clear rules for the participation of employees in training sessions, lectures, conferences, courses, interviews, etc., either as lecturer or audience, in Brazil or abroad. Read our Policy for participation in external events (in Brazil or abroad) and interviews.
4. Behavior in business

All employees must be ethical and follow the legal requirements in all of their negotiations on behalf of the companies of Grupo UOL. Regardless of the nature of the organization an employee is dealing with, such employee must make sure that the agreements and arrangements entered into are actually complied with, and provide for clear and objective rules, and meet the following general standards:
4.1. Vendors, partners, clients, etc.: the Company considers the concern with ethical criteria to be crucial when negotiating and closing deals with vendors, partners, clients, etc. Such concern is even more relevant with respect to professionals dealing directly with the agreements with vendors and clients. In Grupo UOL’s opinion, an employee who accepts benefits from vendors is morally hindered from negotiating for Grupo UOL’s best interest. Access our Policy of Relationship with Vendors and Clients.

4.2. Compliance with laws: Grupo UOL complies with all laws and regulations applicable to its business. When exercising their work/duty, an employee has questions about the applicability of any specific laws or regulations, they must seek help from Grupo UOL’s legal department. Grupo UOL does not tolerate any type of behavior that in any may constitute corruption, embezzlement or exchange of favors.
5. Behavior on social media

Due to employment bond, all content produced by employees for social media - even if published on a personal basis - may result in associations with the image of Grupo UOL, hindering it. Thus, social media shall be used thoroughly. The proper use of such electronic means and social media by the employees is deemed healthy by Grupo UOL, provided that they are able to distinct the personal and professional use thereof.

During work hours, all access to such websites must be related to the professional activity, in a way not to hinder the work routine.

Read our Social Media Behavior Policy.
6. Code of ethics for journalists

- Journalists shall have their behavior guided by the concern to follow the highest ethical standards of their occupation, which include never to use their condition as journalists to obtain personal benefits and not to write about matters of direct personal interest.

- In order to avoid an actual or apparent conflict of interest, UOL CS’ journalists must not own investments in shares of companies about which they write on a regular basis. The recommendation is applicable to all employees, not only to those who cover the financial market. E.g., journalists who cover health care matters must not own investments in health care insurance companies; journalists covering the real estate market must not own investments in construction companies, etc.

- Journalists must claim impediment and refuse task assignments on companies and other organizations with which they maintain any form of relationship.

- Any invitation received as a journalist of UOL CS shall be subject to inquiry to its immediate superior before acceptance. UOL CS is not required to publish texts on matters to the benefit of the person who made the invitation; content to be used will be decided exclusively based on journalism criteria.

- All invitations to trips, cooperation with other communication means, attendance in conferences, workshops, courses, scholarships, internships must be submitted to the Chief Content Officer for approval. All attendance to events in which there appears to be or there is a conflict of interest are prohibited.
- In many cases, the presence of a journalist may change the course of operation of a certain service or event. When testing the services of a restaurant, for instance, it is convenient for the reporter to remain anonymous and it is mandatory that they pay their bill. Otherwise, their assessment may be compromised by a special service to which the reader would not have access.

- In the event of trips, when the invitation is accepted and results in a published text, UOL’s website clearly discloses that the journalist had their expenses paid by the sponsor.

- The journalist must not take part in advertising. However, the possibility of acting in public interest campaign ads is allowed, upon prior authorization from the Chief Content Officer.

- The journalist must not accept gifts in a higher value than the value deemed significant by Grupo UOL (check with Grupo UOL’s HR department on the limit permitted), including items or any special discounts in commercial establishments or industry. All gifts considered of significant value sent to UOL CS, or to the journalist’s house, must be submitted to Grupo UOL’s HR for return, with standard appreciation letter and explanation. All products to be used for disclosure and critical assessment, such as copies of disks, DVDs, books and software, are excluded from such provision.

- The UOL CS journalist must not ask for tickets for cultural events, such as concerts and theater plays. Whenever deemed necessary (at the discretion of the Chief Content Officer), UOL CS will pay for the tickets of the employees who are going to cover those events. If such concerts have exclusive areas for journalists, UOL CS may request accreditation.

- During work meetings with sources at restaurants or coffee places, UOL CS journalist must pay their share in the bill. UOL CS will reimburse the employee upon approval of his/her superior.

(source: Manual of Journalistic Writing of Folha de S.Paulo)

7. Conduct in negotiations related to investment activities
7.1. Employees of PagSeguro PagBank and BancoSeguro performing tasks related to distribution of investment products shall comply with the following guidelines:
       7.1.1. Avoid practices that may hinder the distribution of investment products, specially concerning rights and obligations related to the specific assignments of each participating institution established in agreements, regulations, in this code and in applicable regulation.
       7.1.2. Work in an unbiased manner, know the code of ethics of the participating institution and the laws applicable to its activity.
       7.1.3. Disclose clear and accurate information to investors about risks and consequences that may arise from the investment products.
7.2. PagSeguro PagBank and BancoSeguro work to identify, manage and mitigate any conflicts of interest that may affect the impartiality of the employees who work on tasks connected to the distribution of investment products.
8. Situations where questions may arise

Grupo UOL trusts its critical sense and on the judgment of its employees in order to prevent situations where conflicts of interests may arise (personal x corporate interests).
Here are some recommendations in order to prevent situations of conflict of interest:

- The employee of Grupo UOL must not use their position/title to obtain advantages;
- The employee of Grupo UOL must not work for a competitor, including as employee, consultant, or board member;
- The employee of Grupo UOL, except upon prior approval by the CFO of Grupo UOL, may not be a vendor to Grupo UOL, represent a vendor of Grupo UOL, work for a vendor of Grupo UOL, nor be a board member of a vendor while working for Grupo UOL. In addition, the employee may not accept cash or benefits of any kind in exchange for services or advisory services in connection with the business of Grupo UOL.

9. Responsibilities for the compliance with the code of ethics and conduct of Grupo UOL

- Managers: all managers are responsible for knowing and transmitting the Code of Ethics and Conduct of Grupo UOL to their teams, in addition to leading by example, as role model.

- Employees: all employees are responsible for knowing the Code of Ethics and Conduct of Grupo UOL, and acting pursuant the guidelines herein established.

- Breach: in the event of breaches to this Code of Ethics and Conduct, Grupo UOL’s HR department is responsible for conducting an investigation on the matter and listening to all involved parties, which may be submitted to the Board of Executive Officers or the CEO, as the case may be.

10. Questions and whistleblowing

If an employee of Grupo UOL has any question on how to construe or apply the Code of Ethics and Conduct, or if they have identified any procedures and behaviors that are contrary to the Code of Ethics and Conduct of Grupo UOL, they shall send an e-mail to canaldedenuncias@uolinc.com.

The Code of Ethics and Conduct of Grupo UOL is under the responsibility of the Human Resources Department of Grupo UOL. If any questions may arise, please submit it to canaldedenuncias@uolinc.com.